EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MARCH 1, 2011		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES RECORD ANNUAL EARNINGS IN 2010

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.2 billion bank holding company with eight bank subsidiaries, announced its financial results for the 2010 calendar year.  Premier’s core results (net income less bargain purchase gain as described below) increased by $3.6 million in 2010, an improvement of $0.18 per share.  Premier realized income of $9,172,000 (98 cents per diluted share) during the year ending December 31 2010, a $54,000, or 0.6%, increase from the $9,118,000 of net income reported in 2009, the previous annual record.  The results for 2009 include a non-recurring $3.6 million bargain purchase gain on the acquisition of Abigail Adams National Bancorp, Inc. (“Abigail Adams”).  Excluding this gain, comparative 2009 core results totaled $5,556,000.  Management believes the use of the term “core results” to describe the net income of the company excluding the bargain purchase gain is a meaningful comparison for readers of the results of operations for the periods presented because the recognition of bargain purchase gains is not likely to reoccur.

On a diluted per share basis, Premier earned $0.98 for the year 2010 compared to $1.32 per share earned for the year 2009.  The decrease in earnings per share in 2010 is largely due to the impact of the non-recurring $3.6 million bargain purchase gain which added approximately $0.52 to Premier’s reported diluted earnings per share in 2009.  Earnings per share in 2010 were also negatively impacted by the increase in the full year average number of shares outstanding resulting from the acquisition of Abigail Adams late in 2009.

The increase in income in 2010 is largely due to the inclusion of Adams National Bank and Consolidated Bank and Trust (the “Acquired Banks”) in the 2010 results.  These banks were acquired by Premier on October 1, 2009 as subsidiary banks of Abigail Adams and, therefore, their operating results are only included in the 2009 comparative net income of Premier from the acquisition date forward.  Excluding the benefits of including the Acquired Banks, Premier’s 2010 net income also improved, primarily as a result of decreases in interest and operating expenses exceeding an increase in the provision for loan losses.

The increased earnings in 2010 were primarily the result of a 40.7% increase in net interest income and a 21.1% increase in recurring non-interest income versus 2009 results.  The improvements in revenue were partially offset by a 26.2% increase in operating expenses and a $2.2 million increase in the provision for loan losses in 2010 compared to 2009.  These increases reflect the inclusion of the Acquired Banks for the full year of 2010; however in 2009, their results are included in the financial performance of Premier only from the October 1, 2009 acquisition date.

Exhibit 99.1 - continued
Net interest income for the year ending December 31, 2010 totaled $43.7 million, compared to $31.1 million of net interest income earned during 2009, an increase of $12.6 million, or 40.7%.  The operations of the Acquired Banks increased net interest income by $11.2 million in 2010, while the remaining operations increased net interest income by $1.4 million, or 4.45%. Total interest income in 2010 increased by $12.3 million or 29.8% when compared to 2009, as the Acquired Banks added $11.2 million to interest income from loans and $1.7 million to interest income from investments and other earning assets.  These increases more than offset the $0.6 million decrease in interest income from the remaining operations.  Total interest expense decreased by $0.4 million or 3.6% in 2010, including the $1.6 million increase in interest expense from the Acquired Banks.  The remaining operations realized interest expense savings of $2.0 million in 2010 when compared to 2009, largely due to decreases in interest expense on deposits.  The provision for loan losses increased by $2.2 million in 2010 when compared to 2009, including a $1.6 million increase from operations of the Acquired Banks and $0.6 million from the remaining operations of Premier’s other banks.  Recurring non-interest income (total non-interest income excluding the $3.6 million bargain purchase gain in 2009) increased by $1.2 million, or 21.1% in 2010, largely due to a $1.0 million increase in revenue from the operations of the acquired banks plus a $0.2 million, or 3.4%, increase from the remaining operations of Premier’s other banks.  Non-interest expenses increased by $7.1 million, or 26.2%, in 2010.  The operations of the Acquired Banks increased operating expenses by $8.5 million in 2010 when compared to 2009, while non-interest expenses of the remaining operations decreased by $1.4 million, or 5.1%, in 2010 when compared to 2009, primarily as the result of a decrease in professional fees and lower costs of carrying other real estate acquired in foreclosure (“OREO”) aided by gains on the disposition of OREO.  Also impacting 2010 net income was the recognition of a $538,000 (net of federal income tax expense) West Virginia income tax benefit in the second quarter of 2010 resulting from Premier’s projected ability to fully realize its West Virginia state deferred tax assets.  The majority of the state deferred tax assets are made up of West Virginia net operating loss carryforwards, some of which were incurred as a result of Premier’s historical operations and some of which were obtained in the Traders Bankshares acquisition in 2008.  The projection takes into account changes in West Virginia’s corporation income tax rules regarding consolidated income tax returns and the likelihood that the projected taxable income from the Acquired Banks will accelerate the utilization of all carryforwards.

President and CEO Robert W. Walker commented, “We are pleased with the overall performance of the company in 2010.  The financial strength of our core group of community banks has delivered another year of profits, enhanced in 2010 by the acquisitions of Adams National Bank and Consolidated Bank and Trust as well as the addition of four branches purchased from Integra Bank.  For the sixth consecutive year we have increased the company’s net interest income and non-interest income.  In 2010, these increases were largely due to our acquisitions.  While we have taken on the challenge of a significant increase in problem assets from these two banks, we were able to record these troubled assets at a fair value and thus reduce the potential for future losses that would normally be associated with such a high level of non-accrual loans.  We are encouraged by the positive effects of recent sales of other real estate owned and working with borrowers to restore loans to a performing status.  Premier’s results will still be subject to the strengths and weaknesses of our local and national economy, but we continue to be excited about our future and look toward meeting its challenges.”

Exhibit 99.1 - continued
For the quarter ending December 31, 2010, Premier realized net income of $2,535,000 compared to $1,480,000 of core results during the fourth quarter of 2009.  The 2009 core results exclude the $3,552,000 bargain purchase gain from the $5,032,000 of reported net income in the fourth quarter of 2009.  On a diluted per share basis, Premier earned $0.28 during the fourth quarter of 2010, compared to $0.61 reported for the fourth quarter of 2009, in which the bargain purchase gain added approximately $0.44 per share to Premier’s fourth quarter 2009 reported earnings per share.  Excluding the bargain purchase gain, the increase in quarterly earnings in 2010 was primarily the result of a 1.8% increase in net interest income, a 5.9% increase in non-interest income, a $157,000 decrease in the provision for loan losses and a $1.1 million decrease in operating expenses.

Net interest income for the quarter ending December 31, 2010 totaled $11.298 million, compared to $11.095 million of net interest income earned in the fourth quarter of 2009 and $10.670 million earned in the third quarter of 2010 (the previous calendar quarter).  When compared to the fourth quarter of 2009, net interest income increased 1.8% in 2010, as a $53,000, or 0.4%, decrease in interest income on loans and a $147,000, or 7.2%, decrease in interest income on investments was more than offset by $339,000 of interest expense savings on deposits and $41,000 of interest expense savings on FHLB advances.  When compared to the third quarter of 2010, (the previous calendar quarter), net interest income in the fourth quarter of 2010 increased by $628,000 or 5.9%.  Total interest income in the fourth quarter of 2010 increased by $637,000 or 4.9% when compared to the third quarter of 2010, largely due to $780,000 increase in interest income from loans.  The increase in loan interest income more than offset a $153,000 decrease in interest income from investment securities.  The overall increase in interest income was slightly offset by a $9,000 or 0.4% increase in total interest expense in the fourth quarter of 2010 when compared to the third quarter of 2010.  In the fourth quarter of 2010, interest expense on deposits decreased by $58,000 or 2.7% but the savings were more than offset by a $64,000 increase in interest expense on other borrowings at the parent company.  In September 2010, Premier borrowed an additional $6.0 million to facilitate the purchase of four branches from Integra Bank.

In addition to the increase in net interest income in the fourth quarter of 2010, Premier also realized a decrease in net overhead costs.  Net overhead costs for the quarter ending December 31, 2010 totaled $6.869 million compared to $8.029 million in the fourth quarter of 2009 and $6.735 million in the third quarter of 2010.  The $1.160 million decrease in net overhead, when compared to the fourth quarter of 2009, is largely attributable to a $1.059 million decrease in non-interest expenses, primarily a $499,000 decrease in professional fees and a $875,000 decrease in net OREO expenses.  Professional fees were lower in the fourth quarter of 2010 when compared to the fourth quarter of 2009 largely due to an increase in professional fees in 2009 resulting from expenses related to completing the acquisition of Abigail Adams.  OREO expenses were lower in the fourth quarter of 2010 when compared to the fourth quarter of 2009 largely due to higher expenses and writedowns of OREO in the fourth quarter of 2009 compared to realized gains on the disposition of OREO and lower expenses in the fourth quarter of 2010. Also, when compared to the fourth quarter of 2009, savings in staff costs and taxes not on income in 2010 were more than offset by increases data processing costs, occupancy expense, equipment expense, FDIC insurance and other operating costs.  Non-interest income increased by $101,000 in the fourth quarter of 2010 when compared to the fourth quarter of 2009, largely due to a $95,000 increase in electronic banking income.

When compared to the third quarter of 2010, net overhead costs in the fourth quarter of 2010 increased by $134,000, largely due to a $243,000 increase in occupancy and equipment expenses, a $102,000 increase in data processing costs, a $76,000 increase in FDIC insurance costs, a $91,000 increase in other operating expenses, and $82,000 of expenses incurred as part of Premier’s upcoming data processing conversion.  These increases in expenses were largely offset by a $148,000 decrease in taxes not on income, a $214,000 decrease in net OREO expenses and an $80,000 increase in non-interest income.

Exhibit 99.1 - continued
During the quarter ending December 31, 2010, Premier recorded a $556,000 provision for loan losses compared to a $713,000 provision for loan losses in the fourth quarter of 2009 and a $761,000 provision for loan losses in the third quarter of 2010.  The decrease in the provision in the fourth quarter of 2010 was the result of a slower rate of increase in the quarterly estimated credit risk in the loan portfolio.  The extended decline in economic conditions and the related impact on borrowers’ repayment abilities has increased Premier’s credit risk.  Evidence of the increased credit risk includes higher levels of non-accrual loans, loan charge-offs and other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Total assets as of December 31, 2010 were up $81.5 million, or 7.4%, from the $1.1 billion of total assets at year-end 2009.  The increase in total assets since year-end is largely due to the purchase of four branches from Integra Bank totaling $74.3 million on September 10, 2010 (the “Branch Purchase”).  The Branch Purchase resulted in recording $60.6 million of performing loans at a discounted fair value and any related accrued interest, $1.6 million of branch premises and other fixed assets, $3.2 million of intangible assets and $8.9 million of branch cash and other liquid assets to balance the transaction.

Otherwise, total assets have increased by $7.2 million, or 0.7%, since year-end, largely due to funds generated by the additional borrowings at the parent company and Premier’s net income in 2010.  Excluding loans acquired in the Branch Purchase, total loans outstanding have decreased by $33.5 million or 4.8% since year-end 2009, largely due to loan payoffs and $5.6 million of loans transferred to OREO.  The proceeds from loan payoffs have been used to increase investment securities, up $15.6 million, and interest bearing bank balances, up $39.5 million.  Due to the low interest rates paid on federal funds sold, a significant portion of Premier’s liquidity has been kept on deposit with the Federal Reserve Bank, which is paying a slightly higher interest rate.  Excluding deposits acquired in the Branch Purchase, total deposits have decreased by $2.6 million, or 0.3%, since year-end 2009.  However within the mix of total deposits, non-interest bearing deposits have increased by $27.6 million, or 16.0%, since year-end 2009, while interest bearing deposits have decreased by $30.2 million.  More than offsetting the decrease in total deposits in 2010 was a $5.0 million, or 20.5%, increase in customer repurchase agreements.  Shareholders’ equity continued to increase, totaling $131.4 million, or 11.1%, of total assets at December 31, 2010, which compares to shareholders’ equity of $128.6 million or 11.7% of total assets at December 31, 2009.  The increase in shareholders’ equity was largely due to the $9.2 million of net income recognized in 2010 partially offset by dividends declared on Premier’s Series A Preferred Stock as well as a quarterly dividends on common stock in the first and second quarters.  Shareholders’ equity also increased by $3.5 million due to a decrease in the unrealized gain on the investment portfolio since December 31, 2009.  Premier invests in high quality debt securities of the U.S. Government or its agencies. While the combined market value of the investment portfolio may fluctuate above and below the cumulative purchase price, Premier fully expects to receive the face value of these securities upon their maturity.

Exhibit 99.1 - continued
Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2010

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2010	2009	2010	2009
Interest Income	$13,689	$13,857	$53,523	$41,227
Interest Expense	2,391	2,762	9,779	10,144
Net Interest Income	11,298	11,095	43,744	31,083
Provision for Loan Losses	556	713	3,297	1,052
Net Interest Income after Provision	10,742	10,382	40,447	30,031
Non-Interest Income	1,815	1,714	6,761	5,584
Gain on Bargain Purchase	-	3,552	-	3,552
Non-Interest Expenses	8,684	9,743	34,219	27,115
Income Before Taxes	3,873	5,905	12,989	12,052
Income Taxes	1,338	873	3,817	2,934
NET INCOME	2,535	5,032	9,172	9,118
Preferred Stock Dividends	(305)	(133)	(1,249)	(133)
Net Income Available to Common Stockholders	$2,230	$4,899	$7,923	$8,985

EARNINGS PER SHARE	$0.28	$0.62	$1.00	$1.32
DILUTED EARNINGS PER SHARE	0.28	0.61	0.98	1.32
DIVIDENDS PER SHARE	0.00	0.11	0.22	0.44

Charge-offs	365	1,161	1,473	2,437
Recoveries	132	155	472	410
Net charge-offs	$233	$1,006	$1,001	$2,027

Exhibit 99.1 - continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2010	2009
ASSETS
Cash and Due From Banks	$20,001	$22,478
Interest Bearing Bank Balances	78,649	39,133
Federal Funds Sold	23,598	22,985
Securities Available for Sale	256,520	240,970
Loans Held for Sale	1,477	897
Loans (net)	716,099	691,564
Other Real Estate Owned	11,249	9,251
Other Assets	41,598	42,877
Goodwill and Other Intangibles	34,060	31,595
TOTAL ASSETS	$1,183,251	$1,101,750

LIABILITIES & EQUITY
Deposits	$985,291	$913,784
Fed Funds/Repurchase Agreements	29,637	24,600
Short-term Borrowings	2,400	-
FHLB Advances	10,496	14,937
Other Borrowings	20,178	16,027
Other Liabilities	3,852	3,846
TOTAL LIABILITIES	1,051,854	973,194
Preferred Stockholder’s Equity	21,841	21,705
Stockholders’ Equity	109,556	106,851
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,183,251	$1,101,750

TOTAL BOOK VALUE PER COMMON SHARE	$13.80	$13.46
Tangible Book Value per Common Share	9.51	9.49

Non-Accrual Loans	47,131	46,299
Loans 90 Days Past Due and Still Accruing	414	489